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                                                                   EXHIBIT 5.1

                                   BROBECK
                                 PHLEGER &
                                  HARRISON
                                     LLP
                              ATTORNEYS AT LAW

                             September 10, 1998


Oracle Corporation
500 Oracle Parkway
Redwood Shores, California 94065


        Re:     Registration Statement for Offering of
                4,000,000 Shares of Common Stock
                --------------------------------


Ladies and Gentlemen:

        We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an additional 4,000,000 shares of the Common Stock of Oracle Corporation (the "Company") under the Company's 401(k) Savings and Investment Plan (the "Plan"). We advise you that, in our opinion, the provisions of the Plan as set forth in the Plan's written plan document, as restated effective January 1, 1994 and as subsequently amended by Amendment Nos. 1-6, comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") pertaining to such provisions. We note that certain amendments to the Plan will be required to comply with recent statutory and regulatory changes, but that the regulatory grace periods for making such amendments have not yet expired. This opinion does not speak to any issues not expressly addressed above, including but not limited to the Plan's compliance with ERISA in operation or the qualification of the Plan under Section 401(a) or 401(k) of the Internal Revenue Code of 1986, as amended.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ BROBECK, PHLEGER & HARRISON LLP

                                        BROBECK, PHLEGER & HARRISON LLP